                                                                   EXHIBIT 12.1

                       AMERICAN EXPRESS CREDIT CORPORATION
              (a wholly owned subsidiary of American Express Travel
                         Related Services Company, Inc.)

          COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Dollars in millions)

                            Nine Months Ended
                              September 30,
                              (Unaudited)                 Years Ended December 31,
                            -----------------   ------------------------------------------
                               2004    2003      2003     2002     2001     2000     1999
                              -----   -----     ------   ------   ------   ------   ------
Earnings:
Net income                    $ 188   $ 189     $  260   $  228   $  277 $  286     $  223
Income tax provision             91      99        135      118      140    150        120
Interest expense                619     639        852      916    1,458  1,459      1,130
                              -----   -----     ------   ------   ------  ------    ------

Total earnings (a)            $ 898   $ 927     $1,247   $1,262   $1,875  $1,895    $1,473
                              =====   =====     ======   ======   ======  ======    ======

Fixed charges -
   interest expense (b)       $ 619   $ 639     $  852   $  916   $1,458  $1,459    $1,130
                              =====   =====     ======   ======   ======  ======    ======

Ratio of earnings
   to fixed charges (a/b)      1.45    1.45       1.46     1.38     1.29    1.30      1.30

Note: Gross rentals on long-term leases were minimal in amount in each of the periods shown.